Exhibit (e)(4)

FORm of

AMENDMENT #1

DISTRIBUTION SERVICES AGREEMENT

AMENDMENT made this ____ day of _____________, 2015 to the Distribution Services Agreement dated August 7, 2014 between ARK Investment Management LLC (“Adviser”), a Delaware limited liability company, and Foreside Fund Services, LLC (“Distributor”), a Delaware limited liability company (“Agreement”).

WHEREAS, on October 20, 2015, the Board of Trustees of the ARK ETF Trust (“Trust”) ratified and approved the creation of two new series of the Trust, the ARK 3D Printing ETF and the ARK Israeli Innovation ETF; and

WHEREAS, the Adviser desires to add these two new series to the Agreement under the same terms and conditions of the Agreement and the Distributor has agreed to add such series to the Agreement; and

WHEREAS, the Adviser and the Distributor desire to amend Exhibit A to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Adviser and the Distributor agree to amend the Agreement as follows:

1.	Exhibit A of the Agreement is hereby replaced with the attached Exhibit A effective as of ___________________________.

2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

ARK INVESTMENT MANAGEMENT LLC

By:
Name:	Jane A. Kanter
Title:	Chief Operating Officer

FORESIDE FUND SERVICES, LLC

By:
Name:	Mark Fairbanks
Title:	President

EXHIBIT A

To Distribution Services Agreement

Between ARK ETF Trust and Foreside Fund Services, LLC

As of _______________________

Funds

ARK Innovation ETF
ARK Genomic Revolution Multi-Sector ETF
ARK Industrial Innovation ETF
ARK Web x.0 ETF
ARK 3D Printing ETF
ARK Israeli Innovation ETF